Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No.1 to the Registration Statement of Immune Pharmaceuticals Inc. on Form S-3 (No. 333-198309) to be filed on or about October 2, 2014, of our report dated April 9, 2014, on our audits of the consolidated financial statements as of December 31, 2013 and 2012 and for each of the years in the two-year period ended December 31, 2013, and for the cumulative period from inception (July 11, 2010) to December 31, 2013, which report was included in the Annual Report on Form 10-K filed April 9, 2014. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3.

/s/ EisnerAmper LLP

Iselin, New Jersey

October 2, 2014